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                                   EXHIBIT 21




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Exhibit 21

List of Subsidiaries

Name                                                     State Of Incorporation

International Baler Corp.                                            Delaware
Waste Technology Leasing Corp.                                       Delaware
Waste Technology Acquisitions Corp.                                  Delaware
Consolidated Baling Machine Co., Inc.                                Florida
Solid Waste & Recovery Systems, Inc.                                 Florida
Waste Tech Real Estate Corp.                                         New York
Consolidated Baler Sales & Service Inc.                              New York